Exhibit 99.1

FOR IMMEDIATE RELEASE

Howard Lutnick Confirmed as 41st United States Secretary of Commerce; Steps Down from Newmark Board and Executive Officer Position

NEW YORK, NY (February 18, 2025) — Newmark Group, Inc. (Nasdaq: NMRK) (“Newmark” or “the Company”), a leading commercial real estate advisor and service provider to large institutional investors, global corporations, and other owners and occupiers, today announced Howard W. Lutnick, Executive Chairman, has been confirmed by the United States Senate as the 41st Secretary of Commerce and, as a result, has stepped down as Chairman of the Board and from his executive positions at the Company.

Mr. Lutnick, a visionary leader known for his sharp instincts and bold execution, recognized a pivotal moment to redefine the commercial real estate industry when interest rates were at historic lows following the Great Financial Crisis. Seizing the opportunity, he led BGC’s acquisition of Newmark in 2011 for approximately $100 million and helped drive its revenues from $230 million to nearly $2.8 billion, now commanding a $3.7 billion market capitalization.1 Mr. Lutnick played a critical role in facilitating more than 55 acquisitions and recruiting hundreds of the industry’s leading and most productive professionals. With an eye for innovation and a commitment to growth, Mr. Lutnick helped create one of the greatest commercial real estate services companies in the world.

“Howard has an extraordinary ability to identify unique market opportunities where others see uncertainty and capitalized on those moments to position Newmark for sustainable growth and success,” said Jay Itzkowitz, a Member of the Board of Directors, commenting on behalf of the Board. “His instinctual, forward-thinking approach and market expertise have been instrumental in transforming Newmark into a global leader and has set a strong foundation for its continued success. We are deeply grateful for his dedication to the Company and are confident he will bring that same passion and commitment to his new role as the U.S Secretary of Commerce.”

“Not only has it been a privilege partnering with Howard to build Newmark into the powerhouse it is today, but it has also been a pleasure to work side-by-side with someone I can also call my friend and advisor,” said Barry Gosin, Chief Executive Officer. “In a highly competitive sector, Howard has helped Newmark make bold and decisive decisions that have catapulted our Company’s growth in the United States and our expansion abroad. We are thankful for his leadership and the invaluable contributions he has made to the organization and are thrilled his expertise will serve and support the American people.”

Mr. Lutnick has agreed to divest his interests in Newmark to comply with U.S. government ethics rules and does not expect any arrangement which involves selling shares on the open market.

In separate releases, Newmark today announced additional Executive and Board changes. Please visit ir.nmrk.com.

BIOGRAPHY

Mr. Lutnick joined Cantor Fitzgerald in 1983 and rose rapidly through the ranks to be appointed President and CEO in 1991. Five years later he was named Chairman. On September 11, 2001, when terrorists attacked the World Trade Center, Cantor Fitzgerald lost 658 of its 960 New York-based employees, including Mr. Lutnick’s brother Gary. In the days after the attack, he launched the Cantor Fitzgerald Relief Fund, which donated $180 million to families of his coworkers who died on 9/11. He has personally donated more than $100 million to victims of terrorism, natural disasters, and other emergencies around the world.

[1]	The fully diluted market capitalization is as of February 14, 2024. Revenues are based on the unaudited full year 2011 results for Newmark & Company Real Estate, Inc., and the Company’s total revenues for the twelve months ending December 31, 2024.

Howard Lutnick Confirmed as 41st United States Secretary of Commerce; Steps Down from Newmark Board and Executive Officer Position

Mr. Lutnick emerged from these events with an indomitable sense of purpose – to rebuild the firm to honor those lost and support the survivors and their families. In 2004, Cantor Fitzgerald spun out its wholesale brokerage business to create BGC Partners, L.P., which was renamed BGC Group, Inc. following the firm’s corporate conversion in 2023. In 2011, he saw a unique opportunity to enter the commercial real estate services industry by acquiring Newmark & Company Real Estate, Inc. In 2017, he successfully took Newmark public and helped transform it into the leading commercial real estate services firm it is today.

Mr. Lutnick served on the Board of Directors of the National September 11 Memorial & Museum and Weill Cornell Medicine. He is a recipient of the Department of the Navy’s Distinguished Public Service Award, the highest honor granted to non-military personnel by the Navy.

About Newmark

Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. For the twelve months ended December 31, 2024, Newmark generated revenues of nearly $2.8 billion. As of December 31, 2024, Newmark and our business partners together operated from approximately 170 offices with more than 8,000 professionals across four continents. To learn more, visit nmrk.com or follow @newmark.

Discussion of Forward-Looking Statements about Newmark

Statements in this document regarding Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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Press Contact:

Deb Bergman
t 303-260-4307
deb.bergman@nmrk.com

Investor Contacts:

Jason McGruder
Shaun French
t 212-829-7124